As filed with the Securities and Exchange Commission on July 8, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTECH CAPITAL CORP.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3577716 (I.R.S. Employer Identification No.)

2700 Via Fortuna, Suite 400
Austin, Texas 78746
(Address of Principal Executive Offices)

First Amended and Restated
Westech Capital Corp.
1999 Stock Option Plan

August 30, 1999 Employee Option
Outside the Stock Option Plan
(Full Title of the Plans)

Kurt J. Rechner
President and Chief Operating Officer
2700 Via Fortuna, Suite 400
Austin, Texas 78746
(512) 306-8222
(Name, address and telephone number of agent for service)

Copy to:
Timothy L. LaFrey
Akin Gump Strauss Hauer & Feld LLP
300 West 6th Street, Suite 2100
Austin, Texas 78701
(512) 499-6200

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration
to be Registered(1)	Registered	Share	Price	Fee
Common Stock	462,063	$9.19 (2)	$4,248,252 (2)	$ 539

(1)	Upon a future stock split, stock dividend or similar transaction involving the common stock of the Registrant and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of determining the registration fee as follows: (a) with respect to the August 30, 1999 Employee Option covering 62,063 shares, pursuant to Rule 457(h) under the Securities Act of 1933, based on the actual exercise prices of the options of $4 per share, and (b) with respect to the shares to be issued pursuant to the terms of the First Amended and Restated 1999 Stock Option Plan, pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on average of the high and low price per common stock on July 6, 2004, as reported by the Over-The-Counter Bulletin Board. The last reported trade of common stock on the Over-The-Counter Bulletin Board took place on July 1, 2004 at a price of $10 per share. The “Proposed Maximum Offering Price Per Share” reported is the average price per share calculated in accordance with subsections (a) and (b) set forth above.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to participants, as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which previously have been filed with the Commission, are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on April 7, 2004;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 13, 2004; and

3.	The description of our Common Stock contained in the Registration Statement on Form 10-12(g) (File No. 000-29235), as filed with the Commission on January 31, 2000, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our Certificate of Incorporation and By-Laws provide that we must indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or By-Laws, agreements, vote of stockholders or disinterested directors or otherwise.

     Our Certificate of Incorporation and By-Laws generally follow the language of Section 145 of the Delaware General Corporation Law (the “DGCL”) and specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Certificate of Incorporation and By-Laws, determinations of good faith for purposes of determining whether indemnification is available are made (1) by our board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders. We believes that indemnification under its Certificate of Incorporation and By-Laws covers negligence and gross negligence on the part of indemnified parties.

     Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We also have the power to purchase and maintain insurance for such persons.

     The above discussion of our Certificate of Incorporation and By-Laws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

No.	Description
4.1	Certificate of Incorporation, incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed on May 2, 2001.

4.2	By-Laws, incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on May 2, 2001.

4.3	First Amended and Restated Westech Capital Corp. 1999 Stock Option Plan incorporated by reference to Exhibit 10.1 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 hereto).

No.	Description
24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Employment and Confidentiality Agreement, dated as of August 30, 1999, between Tejas Securities Group, Inc. and Charles Mayer (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

99.2	Modification of employment agreement between Charles H. Mayer and Tejas Group, Inc., dated January 1, 2001 (Incorporated herein by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

*	filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 8, 2004.

WESTECH CAPITAL CORP.

By:	/s/ Kurt J. Rechner Kurt J. Rechner, President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each of such persons appoints Kurt J. Rechner and John F. Garber, or either of them, with full power to act, his true and lawful attorney-in-fact and agent of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this Registration Statement on Form S-8, including amendments thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date
/s/ Mark Salter Mark Salter	Chief Executive Officer, and Director of Sales and Trading	July 8, 2004

/s/ Kurt J. Rechner Kurt J. Rechner	President and Chief Operating Officer	July 8, 2004

/s/ John F. Garber John F. Garber	Chief Financial Officer	July 8, 2004

/s/ John J. Gorman John J. Gorman	Chairman of the Board	July 8, 2004

/s/ Charles H. Mayer Charles H. Mayer	Director	July 6, 2004

/s/ William A. Inglehart William A. Inglehart	Director	July 8, 2004

/s/ Barry A. Williamson Barry A. Williamson	Director	July 8, 2004

/s/ Clark N. Wilson Clark N. Wilson	Director	July 6, 2004

INDEX TO EXHIBITS

No.	Description
4.4	Certificate of Incorporation, incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed on May 2, 2001.

4.5	By-Laws, incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on May 2, 2001.

4.6	First Amended and Restated Westech Capital Corp. 1999 Stock Option Plan incorporated by reference to Exhibit 10.1 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Employment and Confidentiality Agreement, dated as of August 30, 1999, between Tejas Securities Group, Inc. and Charles Mayer (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

99.2	Modification of employment agreement between Charles H. Mayer and Tejas Group, Inc., dated January 1, 2001 (Incorporated herein by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

*	filed herewith